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Exhibit 99.3

Our Properties

        Information regarding our estimated proved reserves and properties is presented below. Information relating to estimated proved reserves, production volumes, and budgeted capital expenditures is presented pro forma for the Acquisition, all as of the periods indicated.

Area	First Quarter 2005 Estimated Average Net Daily Production (Boe/d)	Production (%)	Total (Mboe)	Oil (%)	PV-10(2) (millions)	PV-10 (%)	Budgeted 2005 Capital Expenditures (millions)(3)
Gulf Coast(1)	991	43%	2,585	72	$39.6	40%	$6.8
South Texas	914	40	2,217	33	35.3	35	5.1
Permian Basin	163	7	1,615	65	21.5	21	3.5
Other	219	10	349	68	3.9	4	—

Total	2,287	100%	6,766	57	$100.3	100%	$15.4

(1)
Includes approximately 259 Mboe of estimated proved reserves from two RIMCO wells drilled and completed since year-end 2004 in the Big Escambia Creek Field, Escambia County, Alabama and the Greater Duson Area, Lafayette Parish, Louisiana. The estimates of proved reserves for these two wells were made as of April 1, 2005 in accordance with the SEC definition of proved reserves, except the calculations of net cash flows were made using December 31, 2004 pricing.

(2)
Based on NYMEX prices of $43.45 per Bbl and $6.15 per Mmbtu at December 31, 2004 for Whittier and a West Texas Intermediate price of $40.25 per Bbl and a Henry Hub spot price of $6.18 per Mmbtu for RIMCO, in each case adjusted for basis and quality differentials and prepared in accordance with SEC guidelines. Estimates of oil and natural gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of this data, as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be exactly measured. Therefore, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties and classifications of the reserves based on risk of recovery are a function of the quality of available data and of engineering and geological interpretation and judgment, and the future net cash flows expected therefrom prepared by different engineers, or by the same engineers at different times, may vary substantially. There also can be no assurance that the reserves set forth herein will ultimately be produced or that the proved undeveloped reserves will be developed within the periods anticipated. Actual production, revenues and expenditures with respect to our reserves will vary from estimates, and the variances may be material. In addition, the estimates of future net revenues from our proved reserves and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct. PV-10 should not be construed as representative of the fair market value of our proved oil and natural gas properties since discounted future net cash flows are based upon projected cash flows which do not provide for changes in oil and natural gas prices or for escalation of expenses and capital costs. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based. Actual future prices and costs may differ materially from those estimated.

(3)
Excludes RIMCO's capital expenditures from January 1, 2005 through the Acquisition closing date.

        Our significant properties are described by area in the following paragraphs. The RIMCO properties are included in the description. Approximately 95% of our proved reserves are located in three principal areas—the Gulf Coast region, South Texas and the Permian Basin.

Gulf Coast

        South Louisiana/Alabama.    Our two largest fields in the region are Beaver Dam Creek in St. Helena Parish, Louisiana and Big Escambia Creek in Escambia County, Alabama. Both fields are mature producing fields with established production rates that produce from approximately 14,000'. Our working interest in Beaver Dam Creek is 89% while our working interest in Big Escambia Creek averages approximately 15%. Our major producing fields in Louisiana include Coffee Bay in Lafourche Parish, Cut Off Field in Lafourche Parish and Kings Bayou in Cameron Parish. All three fields produce from approximately 12,000' and we have between 25% and 87% interests in the fields. We have identified one probable location in each of Coffee Bay and Cut Off Field and one proved location in Kings Bayou. In Coffee Bay, we have an approximate 25% working interest in a location which will target an untested fault block adjacent to existing production. This well is expected to be drilled during the third quarter of 2005. In both Cut Off Field and Kings Bayou, we have budgeted to drill in-fill locations in each of these fields later this year. We also own a 9.7% interest in a newly completed well in the Greater Duson Area which was completed in April 2005 and is currently producing at a rate in excess of 10 Mmcfe per day. We are currently reviewing new 3-D seismic data to determine if an offset location will be available.

        We have access to an extensive 3-D seismic database and have identified several additional drilling projects, including a three-well project in Calcasieu Parish, Louisiana with targets at 12,000', 7,500' and 4,000'. RIMCO has completed its technical analysis of this project and is in the process of exercising options to lease its identified prospects. The Company controls 100% of this project but plans to sell up to 50% of the project to industry partners. We are also in the process of permitting a new 40 square mile 3-D shoot in Southwest Louisiana that is expected to be completed by year-end 2005.

        Southeast Texas.    The Esperson Dome/Ulrich area is a mature producing field that was redeveloped after a 3-D survey was shot in the mid-1990's. Over 30 wells have been drilled under the redevelopment program, 22 of which were productive. Production occurs from the Cook Mountain (7,500') and Yegua (11,000') formations. Wells in this area typically produce at initial rates of 1 to 3 Mmcfe per day. We own an average working interest in the field of approximately 20% and have identified three probable locations which are budgeted to be drilled during 2005. Two are supported by offsetting shows and 3-D seismic data while the third targets a seismic anomaly.

        In addition to our interest in the Esperson Dome/Ulrich area, we initiated and participated in a new, 60 square mile 3-D shoot that was completed in the first quarter of 2005. Based upon the preliminary review of the 3-D seismic data, we have identified 15 Yegua (11,000') and 5 Nodosaria (7,500') targets, and we expect to begin drilling these prospects with three wells in the fourth quarter of 2005 and 14 wells in 2006. Yegua wells in these areas typically produce at initial rates of 2 to 3 Mmcfe per day, while Nodosaria wells typically produce at initial rates of 1 to 2 Mmcfe per day. Our interest in the project is approximately 18%. We have leased over 2,300 acres (424 net) and optioned an additional 18,000 acres (3,264 net) related to this project.

South Texas

        Our principal fields in the region are Tom East (Vicksburg) in Brooks County, Big Wells (San Miguel) in Dimmitt County and Bonnie View (Frio) in Refugio County. All three are mature producing fields with established production rates that produce from approximately 13,000', 5000' and 5,500' respectively. Our working interest in Tom East is 14% while our working interest in Big Wells is 100%, and 71% in Bonnie View. Other major producing fields for this region include Scott & Hopper, Rincon and Tom Lyne. These three fields produce from 6,000'-10,000', and we have identified two proved and five probable locations. We are conducting an active drilling program in the region with one well drilled and completed in the first quarter of 2005 and four wells planned for the remainder of 2005. Wells in this area typically produce at initial rates of 1 Mmcfe per day, and we have working interests ranging from 42% to 98%. We also own non-operated interests in the Hamel and Club de Campo fields in Colorado and Hardin Counties, respectively.

Permian Basin

        In this region, we have interests in three producing fields. Our principal fields in the region are Windham Field in Midland County, Texas and Langlie Mattix Field in Lea County, New Mexico. Both fields are mature producing fields with established production rates and shallow declines, and we have identified proved in-fill locations in both fields. The Windham Field was discovered and developed by RIMCO in the early 1990's and produces from the Devonian and Penn formations at 11,000' and 9,000', respectively. We own an average working interest in the field of 53% and have identified seven proved undeveloped in-fill and six probable locations. The Langlie Mattix Field is an established Seven Rivers waterflood unit with production from depths of 3,500'-4,000' and we own a 75% working interest in the unit. Portions of the field have been downspaced to 20-acres and we have identified 19 in-fill locations, which would complete the 20-acre down-spacing for the southern portion of the unit. We have also identified an additional 29 probable locations to complete the downspacing for the western section of the unit.

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  Exhibit 99.3